Exhibit 3.1

ARTICLES OF AMENDMENT
TO THE
AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF
SEACOAST BANKING CORPORATION OF FLORIDA

SEACOAST BANKING CORPORATION OF FLORIDA, a corporation organized and existing under the laws of the State of Florida (the “Corporation”), in accordance with the provisions of Section 607.1006 of the Florida Business Corporation Act (the “FBCA”), hereby certifies as follows:

I.

The name of the Corporation is Seacoast Banking Corporation of Florida.

II.

After the filing and effectiveness pursuant to the FBCA of these Articles of Amendment to the Amended and Restated Articles of Incorporation of the Corporation, at 10:00 A.M. on May 20, 2026 (the “Effective Time”), shall declassify the board of directors. Section 6.02 of the Corporation’s Amended and Restated Articles of Incorporation is hereby amended to read in its entirety as follows:

6.02 Classification; Vacancies. Prior to the 2026 annual meeting of shareholders, the Board of Directors, shall be and are divided into three classes, designated Classes I, II and III, as nearly equal in number as the then total number of directors constituting the Whole Board of Directors permits, with the term of office of one class expiring each year. Each director elected prior to the 2026 annual meeting of shareholders shall serve for the full term to which such director was elected. At the 2026 annual meeting of shareholders, the director nominees whose terms expire at that meeting shall be elected to hold office until the 2027 annual meeting of shareholders; at the 2027 annual meeting of shareholders, the director nominees whose terms expire at that meeting shall be elected to hold office until the 2028 annual meeting of shareholders; and at the 2028 annual meeting of shareholders and each annual meeting of shareholders thereafter, all directors shall be elected for terms of office expiring at the next annual meeting of shareholders and until a successor is elected and qualified or until the director’s prior death, resignation or removal. At each annual meeting of shareholders beginning in 2026, successors to the directors whose terms expire at that meeting shall each be elected for a one-year term, and prior to the 2028 annual meeting of shareholders, if the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly as may be possible to one-third (1/3) of the total number of directors. Any vacancies in the Board of Directors for any reason, and any newly created directorships resulting from any increase in the number of directors, may be filled only by the Board of Directors, acting by vote of (i) 66 2/3% of the directors then in office and (ii) a majority of the Continuing Directors, although less than a quorum, or if no directors remain by the affirmative vote of not less than (i) 66 2/3% of the Voting Shares and (ii) an Independent Majority of Shareholders, and any directors so chosen shall hold office until the next election of the director they have replaced and until their successors have been elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director. Notwithstanding the foregoing, and except as otherwise required by law, whenever the holders of any one or more series of Preferred Stock shall have the right, voting separately as a class, to elect one or more directors of the Corporation, the terms of the director or directors elected by such holders shall expire at the next succeeding annual meeting of shareholders and vacancies created with respect to any directorship of the directors so elected shall be filled in the manner specified by such series of Preferred Stock.

III.

The only voting group entitled to vote on the amendments contained in these Articles of Amendment was the holders of shares of the Corporation’s Common Stock. These Articles of Amendment were duly adopted by such shareholders on May 20, 2026, at the Corporation’s annual meeting of shareholders. The number of votes cast for the amendment above by the shareholders was sufficient for their approval.

IN WITNESS WHEREOF, Seacoast Banking Corporation of Florida has caused these Articles of Amendment to be signed by Charles M. Shaffer, its Chairman and Chief Executive Officer, this 20th day of May, 2026.

SEACOAST BANKING CORPORATION OF FLORIDA

By: /s/ Charles M. Shaffer
Name: Charles M. Shaffer
Title: Chairman and Chief Executive Officer